Investor Relations Contact:	Public Relations Contact:
Gary Nash	Rachel Carr
CEOcast	Dan Klores Communications
(212) 732-4300	(212) 981-5253
gnash@ceocast.com	Rachel_carr@dkcnews.com

i2 Telecom International Appoints Tim McGeehan To

Board of Directors

Retail Mobile Communications Veteran Expands Board to Seven Members

ATLANTA, GEORGIA – October 7, 2008 -- i2Telecom International, Inc. ("i2Telecom®") (OTCBB: ITUI), a leading developer of award-winning patented and innovative high-quality mobile applications products and services, today announced that Tim McGeehan has been appointed to its Board of Directors, increasing the number of board members to seven.

Mr. McGeehan, age 41, was a 19-year veteran and Executive Vice President of Retail Sales at Best Buy, Inc. when he left the employ of the leading retailer of electronics in May 2008. In this position, he was responsible for mobile phone sales at 850 retail locations with over 100,000 employees. Over the course of his tenure, he managed Best Buy Mobile and the enterprise’s expanding global wireless business through its strategic relationship with The Carphone Warehouse Group PLC (CPW).

Mr. McGeehan began his career with Best Buy in 1988 as a sales associate in Moorhead, Minnesota. He advanced through the retail organization with expanding responsibilities, including roles as General Manager, District Manager, Regional Manager and Regional Vice President. In 2002, Mr. McGeehan was named Senior Vice President in charge of stores in the eastern third of the United States.

“We are excited that Tim has joined i2Telecom’s Board of Directors and recognize the level of experience he brings to our planned retail initiative into the mobile phone market with the MyGlobalTalk™ offering,” stated Paul Arena, Chairman and Chief Executive Officer of i2Telecom International, Inc. “Tim’s contagious enthusiasm, drive, and retail knowledge were instrumental in differentiating and building Best Buy’s highly successful business model. His passion and energy have motivated thousands of retail employees to do great things, and we eagerly look forward to his contributions at i2Telecom.”

“I believe i2Telecom has successfully demonstrated that its MyGlobalTalk™ offering is ready for prime time by targeting consumers that are always looking for solutions which can save them time and money,” commented Mr. McGeehan. “i2Telecom has successfully developed award-winning solutions and applications that are superior for the communications needs of users in many demographics, and I hope to leverage my business and sales experience to assist the Company in penetrating a variety of key strategic markets.”

Mr. McGeehan currently is managing director of Inizio Group, a company that specializes in retail distribution and recycling solutions and serves on the Board of Directors of Source International. He attended North Dakota State University and served four years in the U.S. Army Reserve.

About i2Telecom International, Inc.

i2Telecom International, Inc. is a leading developer of award-winning patented and innovative high-quality mobile applications products and services that employ best-of-breed VoIP technology and use a combination of the Company's own services network and the Internet to deliver high-quality phone calls, streaming video and text chat to customers on a global scale. i2Telecom International provides its VoiceStick®, MyGlobalTalk™, Digital Portal communications and microgateway adapters for VoIP long-distance and other enhanced communication services to its subscribers. Its patent pending services technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. For additional information visit www.i2telecom.com or www.voicestick.com or www.myglobaltalk.com or call 404-567-4750.

SAFE HARBOR Statement under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom® does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

###